UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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NS GROUP, INC

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Notice of Annual Meeting of Shareholders

and
Proxy Statement

To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of NS Group, Inc., which will be held on Wednesday, May 11, 2005, 9:00 a.m., Central Daylight Time, at the Hyatt Regency Houston Airport, 15747 John F. Kennedy Boulevard, Houston, Texas for the following purposes:

•	Elect seven directors to a one-year term.

•	Approve the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan.

•	Ratify the appointment of the Company’s independent auditors.

•	Conduct other business properly brought before the meeting.

     Shareholders of record at the close of business on March 4, 2005 are entitled to vote at the meeting or any adjournment thereof.

     Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

By Order of the Board of Directors,

/s/ Thomas J. Depenbrock
Thomas J. Depenbrock	Newport, Kentucky
Vice President and Secretary	March 7, 2005

NS GROUP, INC.
530 West Ninth Street
Newport, Kentucky 41071

PROXY STATEMENT

ANNUAL MEETING INFORMATION

     This proxy statement contains information related to the annual meeting of shareholders of NS Group, Inc., which we refer to as “NS Group” or the “Company.” The meeting will be held on Wednesday, May 11, 2005, beginning at 9:00 a.m., Central Daylight Time, at the Hyatt Regency Houston Airport, 15747 John F. Kennedy Boulevard, Houston, Texas, and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of NS Group’s board of directors and has been sent to ask you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at the annual meeting. The members of the proxy committee are Thomas J. Depenbrock and James J. Crowe. They will vote your shares as you instruct them on your proxy card. We intend to send the proxy statement, the proxy card and the 2004 annual report to shareholders on or about March 28, 2005.

Who is entitled to vote?

     Shareholders owning our common stock on March 4, 2005 are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

     Each shareholder has one vote per share on all matters to be voted on. On March 4, 2005, there were 22,183,937 shares of common stock outstanding.

What am I voting on?

     You may vote on the election of the nominees to serve as directors on the board of directors, to approve the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

     The board is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the shareholders should arise, the proxy committee will vote your shares in accordance with its best judgment.

How does the board recommend I vote on the proposals?

     The board recommends a vote FOR each of the nominees for director, FOR the approval of the Amended and Restated Non-Employee Director Equity Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

How do I vote?

     Sign and date each proxy card you receive and return it in the prepaid envelope. If you sign your proxy, but do not mark your choices, the proxy committee will vote for the persons nominated for election as directors, for the approval of the Amended and Restated Non-Employee Director Equity Plan, and for the ratification of Deloitte & Touche LLP as the Company’s independent auditors.

     You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Corporate Secretary, NS Group, Inc., P.O. Box 721670, Newport, Kentucky 41072-1670, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

     A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock. There must be a quorum for the meeting to be lawfully held.

How are my votes counted?

     In voting on all matters, you are entitled to one vote for each share of common stock held.

How many votes must the proposals receive in order to be adopted?

     Directors are elected by a plurality of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote, which means the nominees receiving the most votes are elected, even if each receives less than a majority of the votes.

     Under the Company’s bylaws, a majority of the shares present at the meeting and entitled to vote on the subject matter is required for the approval of all other items. However, the approval of the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan is subject to an additional approval requirement set by the New York Stock Exchange. The minimum vote which will constitute shareholder approval for New York Stock Exchange purposes is defined as a majority of the votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon.

     Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. For purposes of approval of the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan, under the New York Stock Exchange listing standards, abstentions and broker non-votes are excluded from the tabulation of votes cast and, therefore, will not affect the outcome of the vote (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast representing more than 50% in interest of all shares entitled to vote regarding the Amended and Restated Non-Employee Director Equity Plan).

     Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

What are broker non-votes?

     The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers.

     The election of directors and the ratification of independent auditors are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. The approval of the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan is a non-routine matter. Therefore, unless you give specific instructions to your broker regarding voting on the approval of this plan, your broker will be unable to vote your shares on this matter. Non-voted shares on non-routine matters are broker non-votes.

How will voting be conducted on other matters raised at the meeting?

     If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using its best judgment. Your signed proxy card gives the proxy committee the authority to do this. As of the date this proxy statement was mailed, we had not received notice of any matter to be presented other than those on the proxy card.

How is this proxy statement solicited?

     The board of directors of NS Group is soliciting this proxy. The solicitation is done by mail, except for incidental personal solicitations made by officers, directors and employees of NS Group. We reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions.

SECURITIES OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of NS Group common stock as of February 28, 2005, by each director, by each executive officer named in the Summary Compensation Table contained in this proxy, and by all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Direct (1) and
	Retirement	Right to	Percent of
Owner	Savings Plan (2)	Acquire(3)	Class
Clifford R. Borland	103,991	98,000	*
Paul C. Borland, Jr.	—	—	*
David A. B. Brown	—	—	*
J.C. Burton	—	8,000	*
Thomas J. Depenbrock (4)	11,695	167	*
Patrick J. B. Donnelly (5)	21,475	4,000	*
Thomas L. Golatzki (4)	16,766	22,800	*
George A. Helland, Jr.	3,000	—	*
Gary L. Kott	2,000	—	*
Frank J. LaRosa II (4)	230	2,000	*
Robert L. Okrzesik (4)	—	—	*
René J. Robichaud	28,000	66,068	*
John F. Schwarz	3,000	8,000	*
Thomas J. Weber (4)	—	—	*

Directors and executive officers as a group (14 persons)	190,157	209,035	1.8%

*	Less than 1.0% of class

(1)	Sole discretion as to voting and investment of shares.

(2)	Shares allocated to personal accounts of executive officers and held by the trustee of the NS Group, Inc. Retirement Savings Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares.

(3)	Shares that may be acquired upon exercising options within 60 days of February 28, 2005. If acquired, named individual would have sole discretion as to voting and investment of shares.

(4)	The ages of the following executive officers are: Mr. Depenbrock – 48; Mr. Golatzki – 61; Mr. LaRosa II – 45; Mr. Okrzesik – 50; and Mr. Weber – 54.

(5)	Includes 12,650 shares owned by Mr. Donnelly’s wife. Mr. Donnelly disclaims any beneficial interest in these shares.

Section 16(a) – Beneficial Ownership Reporting Compliance

     Based on our records, we believe that during the year ended December 31, 2004, our directors and officers complied with all Securities and Exchange Commission (“SEC”) filing requirements applicable to them, except that Mr. Gerard J. Brinkman, Corporate Controller (Chief Accounting Officer), was late filing Form 3.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows information regarding each person known by us to be the beneficial owner of more than 5% of our common stock. The ownership information shown below is based entirely upon and derived from Schedule 13G filings with the SEC.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
Tontine Partners, L.P. (1)
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830	2,012,200	9.07%

Barclays Global Investors, N.A. (2)
54 Lombard Street
London, EC3P 3AH, England	1,336,823	6.03%

Van Den Berg Management(3)
1301 Capital of Texas Hwy
Austin, TX 78746	1,290,559	5.82%

(1)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2005 by Tontine Partners, L.P., a Delaware limited partnership (“TP”), Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”), Tontine Management, L.L.C., a Delaware limited liability company (“TM”), Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), (“TOF”), a company organized under the laws of the Cayman Islands, and Jeffrey L. Gendell, an individual. TM, the general partner of TP, has the power to direct the affairs of TP, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. TCM, the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. Mr. Gendell is the managing member of TM, TCM and TOA and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares, and accordingly such persons report shared voting and shared dispositive power over 2,2012,200 shares.

(2)	Based on Schedule 13G filed with the SEC on February 14, 2005, by Barclays Global Investors, N.A. (“Barclays”). According to its Schedule 13G, Barclays is a bank registered under section 3(a)(6) of the Securities Act of 1933, as amended, and serves as investment manager to certain other group trusts and separate accounts. Barclays reports sole voting power over 1,224,354 shares and sole dispositive power over 1,336,823 shares in its role as investment advisor or manager.

(3)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on January 7, 2005, by Van Den Berg Management. Van Den Berg Management reports sole voting power and dispositive power over 22,295 shares and shared voting power and shared dispositive power as to 1,267,634 shares.

THE BOARD OF DIRECTORS

     Under our bylaws and the laws of the Commonwealth of Kentucky, our state of incorporation, our business and affairs are managed under the direction of the board of directors. The board met 4 times in 2004. All members of the board attended at least 83% of the meetings held by the board and the committees on which they served.

     The board of directors has determined that each of our non-management directors is independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange. The board has adopted categorical standards to assist it in making determinations of independence, which are included as Exhibit B hereto. All directors identified as independent in this proxy statement meet these standards.

     Shareholders can communicate with the board directly by writing to: NS Group, Inc. Board of Directors, c/o NS Group, Inc., P.O. Box 721670, Newport, Kentucky 41072-1670. All such communications will be forwarded to the board, but may be reviewed by the Company prior to forwarding.

     The non-management directors meet periodically in executive session. The presiding director for these meetings is chosen periodically by the non-management directors, to serve until a replacement is chosen. Mr. Clifford R. Borland currently serves as the presiding director at the meetings of non-management directors. Shareholders and other interested persons can contact the presiding director by sending a letter to: Presiding Director, c/o NS Group, Inc., P.O. Box 721670, Newport, Kentucky 41072-1670. If any of the non-management directors are not independent, the independent, non-management directors meet at least once annually.

Corporate Governance and Code of Ethics

     The board of directors has adopted Corporate Governance Guidelines setting forth the principles and practices that govern the operation of the board. These Corporate Governance Guidelines are available on the Company’s website under the “Corporate Governance” caption and will be provided to any shareholder who requests a copy by contacting the Company’s Investor Relations Department.

     The Company has adopted a Code of Ethics and Business Conduct applicable to all of the Company’s directors, officers and employees. This code of ethics is available on the Company’s website and will be provided to any shareholder who requests a copy by contacting the Company’s Investor Relations Department. The Company has also adopted a Code of Ethics for CEO and Senior Financial Officers that applies to the Company’s chief executive officer, chief financial officer and corporate controller. This code of ethics has been posted on the Company’s website and the Company intends to satisfy the disclosure requirement under Item 10 of Form 10-K by posting such information on its website.

Board Committees and Meeting Attendance

     The board has five committees: the Executive, Audit, Compensation, Investment/Mergers and Acquisitions, and Nominating and Corporate Governance Committees. Committees report their actions to the full board at its next regular meeting. The charters of each of the board committees are available on the Company’s website at www.nsgrouponline.com. David A.B. Brown, the Chairman of the Audit Committee, also serves on the audit committees of three other companies. The board has reviewed Mr. Brown’s skills and experience, responsibilities to the other companies for which he serves as a director and audit committee member, his other professional responsibilities and the requirements for effectively serving on the NS Group Audit Committee and has determined that service by Mr. Brown on three other audit committees does not impair his ability to serve as the Chairman of the NS Group Audit Committee.

     The following table summarizes the current membership of the board and each of its committees, as well as the number of times each committee met during the year ended December 31, 2004. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held
							Investment/	Nominating and
							Mergers and	Corporate
Name	Executive		Audit		Compensation		Acquisitions	Governance
Clifford R. Borland	X	*					X *
Paul C. Borland, Jr.							X
David A. B. Brown			X	*			X	X
J.C. Burton					X		X	X
Patrick J. B. Donnelly					X		X	X *
George A. Helland, Jr.			X		X		X
Gary L. Kott			X		X	*	X
René J. Robichaud	X						X
John F. Schwarz			X				X	X
Number of Meetings in 2004	0		8		4		2	2

*	Chairman

Executive Committee

•	Has the full power of the board between meetings of the board, with specified limitations relating to major corporate matters

Audit Committee

•	Comprised entirely of directors meeting both the general independence standards in the listing standards of the New York Stock Exchange and the heightened audit committee independence requirements set forth in the rules of the SEC

•	Reviews the Company’s accounting policies, internal controls, and financial reporting and disclosure practices, including any significant changes in the Company’s selection or application of accounting principles, the effect of alternative GAAP methods on the financial statements and any major issues as to the adequacy of the Company’s internal controls

•	Reviews with management and the Company’s independent auditors the Company’s annual financial statements and the annual and quarterly filings with the Securities and Exchange Commission, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing

•	Reviews the type and presentation of information to be included in the Company’s earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies

•	Discusses policies with respect to risk assessment and risk management

•	Meet separately, periodically, with management, the Company’s internal auditors and the Company’s independent auditors

•	Solely responsible for the selection and termination of the independent auditors

•	Reviews a report from the Company’s independent auditors regarding its internal quality control procedures, any material issues raised by its past quality control or peer review or other investigation and steps taken to deal with such issues

•	Pre-approves the independent auditors’ audit scope

•	Pre-approves the independent auditors’ audit fee

•	Assesses the independence of the independent auditors

•	Pre-approves all permissible non-audit services to be performed by the independent auditors

•	Establishes and oversees procedures for the receipt, retention and treatment of communications received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential submission by employees of concerns regarding questionable accounting or auditing matters

•	Conducts an annual self-evaluation

     The board of directors has determined that all the members of the Audit Committee are financially literate and that Mr. David A. B. Brown qualifies as an “Audit Committee Financial Expert” as that term is defined in the rules of the Securities and Exchange Commission.

Compensation Committee

•	Comprised entirely of directors meeting the general independence standards in the listing standards of the New York Stock Exchange

•	Recommends to the board on matters of executive compensation policies and programs

•	Recommends new compensation and benefit plans to the board of directors

•	Reviews and approves goals relevant to the Company’s chief executive officer and evaluates his performance in light of those goals

•	Recommends to the board the compensation of the Company’s chief executive officer and approves compensation for the other executive officers of the Company

•	Administers the Company’s stock and performance-based compensation plans

•	Recommends to the board compensation and benefits for non-employee directors

•	Conducts an annual self-evaluation

Investment/Mergers and Acquisitions Committee

•	Reviews and administers the Company’s investment policies

•	Oversees and monitors investment activity and results, including acquisition opportunities

Nominating and Corporate Governance Committee

•	Comprised entirely of directors meeting the general independence standards in the listing standards of the New York Stock Exchange

•	Formulates the Company’s corporate governance guidelines

•	Determines the qualification and independence of directors and committee members

•	Nominates persons for election to the board of directors

•	Considers director nominations from shareholders, if any, received in compliance with the notice procedures set forth in the Company’s bylaws

•	Conducts an annual self-evaluation

     The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders, if any, submitted pursuant to the notice procedures set forth in the Company’s bylaws. These notice procedures require that such recommendation be received, in writing, by the Secretary of the Company not less than 90 days nor more than 120 days prior to the date of the annual meeting.

     The notice must include: (i) the name, age, business address and residence address of the recommended nominee; (ii) the principal occupation or employment of such person, and the class and number of shares of the Company which are beneficially owned by such person; (iii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (iv) if the shareholder(s) making the nomination is a person, other than the Company or any of its subsidiaries, who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the Company, or is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company, details of any relationship, agreement or understanding between the shareholder(s) and the nominee; and (v) as to the shareholder(s) making the nomination: (A) the name and address, as they appear on the Company’s books, of such shareholder(s); and (B) the class and number of shares of the Company which are beneficially owned by such shareholder(s).

     Nominees for director may not stand for election or reelection to the board after attaining the age of 70. The Nominating and Corporate Governance Committee identifies nominees from a number of sources, including other directors, management, shareholders, third-party search firms and other parties. All prospective nominees are evaluated by the committee on the basis of written biographical information provided to the committee regarding the prospective nominee. Prospective nominees who pass this initial evaluation are then subject to more extensive screening which can include background checks conducted by third parties and personal interviews between the committee and the prospective nominee.

COMPENSATION OF DIRECTORS

     Directors who are not employees receive both cash and stock-based compensation for their services. The stock-based compensation aligns the interests of the directors with the long-term interests of NS Group’s shareholders.

     Directors who are also employees of NS Group receive no additional compensation for their service on the board or its committees. We pay our non-employee directors as follows in addition to out-of-pocket expenses:

Annual cash fees	$24,000 ($6,000 paid each quarter)
Compensation for board meetings in excess of four per calendar year	$1,000 per meeting
Compensation for committee meeting attendance	$750 per meeting
Travel pay (for out-of-town directors)	$1,000 per meeting

     Mr. C. R. Borland receives an annual fee of $29,125 for his services as Chairman, in addition to his fees received as a non-employee director.

     During 2004, we awarded each non-employee director non-qualified stock options to purchase 4,000 shares of our common shares under the NS Group, Inc. Non-Employee Director Equity Plan (“Director Equity Plan”).

     Effective January 1, 2004, the NS Group, Inc. 2000 Non-Employee Director Stock Option Plan was replaced and superseded by the Director Equity Plan. Pursuant to the terms of the Director Equity Plan, each non-employee director is granted on the first day of their term as a director and on the date of each annual meeting, at the discretion of the board, either (i) a stock option for 4,000 common shares; (ii) stock appreciation rights with respect to 4,000 common shares; or (iii) restricted shares with an equivalent fair market value to the stock option otherwise issued under the plan. The Director Equity Plan also allows the non-employee directors to elect to receive all or a portion of their director fees in either stock options or common stock of NS Group, Inc.

     In 2004, non qualified stock options were awarded under the Director Equity Plan on May 12 at an exercise price of $12.10 per share (the closing price of the common stock on that date). The options become exercisable in one-third increments on the first three anniversaries of the date of grant.

     In the event of a change of control, any unexercisable options become fully exercisable and remain exercisable until the earlier of five years from the date of the change of control or the remaining life of the option.

     If a non-employee director dies or retires from the board after serving five or more years, any vested options can be exercised within the lesser of two years from death or retirement, or the remaining life of the options. If a non-employee director leaves the board for any reason other than death or retirement, any vested options can be exercised within the lesser of 90 days after the date the director ceases to be a non-employee director or the remaining life of the options.

     The board views 2004 as a transition year for the non-employee director compensation program. In mid-2004, the Compensation Committee directly retained an independent compensation consultant to review and recommend changes to the Company’s non-employee director compensation program. In connection with this review, the Compensation Committee is considering many factors, including recent changes to the financial accounting treatment of certain equity-based awards, the practices of the companies in our peer group, the incentive value of various types of awards, and the need to attract and retain directors. The Compensation Committee is continuing its review of a new non-employee director compensation program. Any amendment to the program will be reported in a Form 8-K.

REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to NS Group’s audited financial statements for the year ended December 31, 2004.

     The purpose of the Audit Committee is to assist the board in its general oversight of NS Group’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on the Company’s website at www.nsgrouponline.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the New York Stock Exchange.

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of NS Group’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that would materially affect, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

     During the course of 2004, management completed the documentation, testing and evaluation of NS Group’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, including the Company’s internal auditors, and Deloitte & Touche LLP at each regularly scheduled Committee meeting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2005.

     The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP their firm’s independence.

     Based on the Audit Committee’s review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the board that the audited financial statements be included in NS Group’s Annual Report on Form 10-K for year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     The Audit Committee also evaluated and recommended the reappointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.

This report has been furnished by:

The Audit Committee of the Board of Directors

David A. B. Brown (Chairman)
George A. Helland, Jr.
Gary L. Kott
John F. Schwarz

FEES PAID TO INDEPENDENT AUDITORS

     The following fees were paid to the Company’s independent auditors, Deloitte & Touche LLP, for the years ended December 31, 2004 and 2003.

	2004	2003
Audit fees	$723,582	$411,553
Audit-related fees	31,500	89,849
Tax fees	118,750	228,334
All other fees	5,000	4,500

	$878,832	$734,236

     All services rendered by Deloitte & Touche LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. A description of the fees paid in the categories above is described as follows:

     Audit fees. These are fees for professional services performed by the independent auditors for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. In 2004, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

     Audit-related fees. These are fees for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit plan audits; attestations by the independent auditors that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

     Tax fees. These are fees for professional services performed by the independent auditors with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; tax audit assistance; and tax work stemming from “Audit-related” items.

     All other fees. These are fees for other permissible work performed by the independent auditors that does not meet the above category descriptions. This work was for tax filing and planning for individual employees of the Company.

     Services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence of the independent auditors core work, which is (i) the audit of the Company’s consolidated financial statements, (ii) the audit of management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the audit of the effectiveness of internal control over financial reporting.

PROPOSALS OF THE BOARD

     The board will present the following proposals at the meeting:

ITEM 1. ELECTION OF DIRECTORS

     The board of directors currently consists of nine members divided into three classes, with directors in each class serving for three year terms. Mr. Gary L. Kott previously advised the board of directors that he will not be standing for re-election to the board upon the expiration of his term at the 2005 Annual Meeting on May 11, 2005. Also, Mr. P.C. Borland, Jr. is retiring because of the board’s mandatory retirement age of 70 pursuant to the Company’s bylaws.

     Under the Company’s articles of incorporation, the board of directors may change the number of directors as permitted by the Kentucky Business Corporation Act. The articles further provide that the board of directors, by resolution, may divide the board of directors into three classes, but that in no event shall the board of directors continue to be divided into classes if the number of directors is decreased below nine. In February 2005, in connection with the pending departures of Messrs. P.C. Borland, Jr. and Gary L. Kott, the Company’s board of directors approved the reduction of the number of directors from nine to seven, effective as of the 2005 annual meeting. At such time, the Company’s board will no longer be divided into three classes, and all of its directors are up for election at this meeting.

     As a result, there are currently seven nominees for the seven board positions presently authorized by the board of directors. Each director to be elected at the 2005 annual meeting will serve until the next annual meeting or until such director’s earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the board or, to the extent permitted by Kentucky law, the size of the board will be reduced. Messrs. C.R. Borland, Donnelly and Robichaud were elected at last year’s annual meeting. Messrs. Brown and Helland were elected in 2003. Messrs. Burton and Schwarz were elected in 2002.

     The nominees are as follows:

Nominees for Directors

Clifford R. Borland	Director since 1981

     Mr. C. R. Borland has been chairman of NS Group since December 1995. He retired from NS Group in January 2001 where he formerly held the positions of chief executive officer (1995 to February 2000), president (1981 to 1995 and 1998 to 1999) and chief operating officer (1998 to 1999). Age 67.

David A. B. Brown	Director since 2000

     Mr. Brown has been president of The Windsor Group, a consulting firm that focuses on energy related issues facing oilfield services and engineering companies, since 1984. Mr. Brown also currently serves on the board of directors of EMCOR Group, Inc., Layne Christensen Company, Mission Resources Corporation and Pride International Inc. Age 61.

J. C. Burton	Director since 2001

     Mr. Burton is a retired executive of Amoco where he spent 37 years in various positions, including president of Amoco Europe. Mr. Burton also serves on the board of directors of Pride International, Inc. Age 66.

Patrick J. B. Donnelly	Director since 1981

     Mr. Donnelly has been a partner in the Baltimore, Maryland law firm of Niles, Barton & Wilmer LLP since 1972. Age 68.

George A. Helland, Jr.	Director since 2000

     Mr. Helland has been a senior associate of Cambridge Energy Research Associates (CERA), an independent consulting and research firm providing insight into the future of energy since 1997. He served as chairman of the board of Tokheim Corporation from September 2001 to February 2003. He also was acting chairman, president, and chief executive officer from April 2001 until August 2001. On November 21, 2002, Tokheim Corporation and five of its domestic U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Age 67.

René J. Robichaud	Director since 1999

     Mr. Robichaud has been chief executive officer of NS Group since February 2000 and president since he joined NS Group in June 1999. He previously held the position of chief operating officer from June 1999 to May 2000. Prior to joining NS Group, Mr. Robichaud worked in investment banking as a managing director at Salomon Smith Barney. Age 46.

John F. Schwarz	Director since 2001

     Mr. Schwarz is currently a director, president and chief executive officer of Entech Enterprises, Inc., a private independent oil and gas exploration and production company. Mr. Schwarz also served as director, president and chief executive officer of Energy Development Corporation and CSX Oil & Gas Corporation where he spent 28 years. Mr. Schwarz also serves on the board of directors of Burlington Resources Inc. Age 68.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

Item 2. APPROVAL OF THE NS GROUP, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR EQUITY PLAN

     The Company maintains the Non-Employee Director Equity Plan (the “Director Equity Plan”), which was originally adopted by the board effective as of January 1, 2004 and approved by our shareholders on May 12, 2004. The Director Equity Plan was adopted in order to attract and retain qualified individuals to serve as non-employee members of the board and to provide such persons with appropriate incentives. The Director Equity Plan replaced and superseded the Company’s prior Amended and Restated 2000 Non-Employee Director Stock Option Plan. There are 200,000 common shares reserved for issuance under the Director Equity Plan. At this time, approximately 168,000 of our common shares remain available for awards.

     Under the Director Equity Plan, on the date of each annual meeting of our shareholders, each non-employee director elected at such meeting or whose term as a non-employee director continues after such meeting is entitled to receive a non-qualified stock option to purchase 4,000 of our common shares. In addition, each person who first becomes a non-employee director after January 1, 2004 but before an annual meeting of our shareholders is entitled to receive a non-qualified stock option to purchase 4,000 of our common shares on the date he or she first becomes a non-employee director. The option price per share of the stock options equals the market value per share on the date of grant. One-third of the options become exercisable on each of the first three anniversaries of the date of grant and become exercisable immediately upon a change of control of NS Group or the death of the non-employee director. Each option granted under the Director Equity Plan expires ten years after the date of grant, unless earlier terminated as a result of the termination of service, retirement or death of the non-employee director. Common shares acquired upon the exercise of the stock options may not be transferred by the non-employee director for six months after the date of exercise except in the case of the non-employee director’s death, disability or other termination of service as a director.

     Under the Director Equity Plan, the board may determine from time to time, in lieu of granting the stock options as described above, to grant stock appreciation rights covering 4,000 of our common shares to the non-employee directors, generally upon the same terms and conditions as the stock options described above. Moreover, the board may determine from time to time, in lieu of granting the stock options or stock appreciation rights as described above, to grant restricted shares to non-employee directors with a fair market value, as determined by the board, equal to the value of the stock options that would have otherwise been granted under the Director Equity Plan. The restricted shares generally vest in equal installments on each of the first three anniversaries of the date of grant.

     On February 17, 2005, the board of directors unanimously approved, subject to shareholder approval, an amendment and restatement of the Director Equity Plan (the “Amended Director Equity Plan”) to (i) remove the formula for automatic grants of nonqualified stock options (or stock appreciation rights or restricted shares in lieu thereof), (ii) expand the type of awards available for issuance under the Director Equity Plan to include deferred shares and other share-based and cash-based awards, (iii) extend the prohibition on re-pricing of stock options to stock appreciation rights, (iv) bring the plan into compliance with newly-enacted tax laws, (v) remove the six month holding period on option shares, and (vi) incorporate certain provisions consistent with best practices, as more fully described below.

     This amendment and restatement will increase the board’s flexibility in evaluating and structuring its director compensation program. The board believes that this increased flexibility is critical in light of changes in director compensation practices as well as the changes in financial accounting and tax rules that govern equity compensation. The amendment does not increase the total number of our common shares that may be issued or transferred under the Director Equity Plan. The aggregate number of common shares eligible for issuance under the Director Equity Plan both before and after the amendment is 200,000 shares. If the Amended Director Equity Plan is not approved by our shareholders at the annual meeting, the existing Director Equity Plan will remain in place.

Summary of Amended Director Equity Plan

     The principal features of the Amended Director Equity Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Amended Director Equity Plan, which is attached to this Proxy Statement as Exhibit A.

     General. The Amended Director Equity Plan will be administered by the entire board (or a subcommittee thereof), which has authority to determine the types of awards and number of common shares to be awarded, and set the terms, conditions and provisions of the awards consistent with the Amended Director Equity Plan. The board has plenary authority to resolve any and all questions arising under the Amended Director Equity Plan.

     Eligibility. Eligibility is limited to the Company’s non-employee directors.

     Common Shares authorized under the Amended Director Equity Plan. As described above, there are currently 200,000 common shares available for awards under the Director Equity Plan. The proposed amendment will not increase the number of common shares eligible for grant, but will expand the types of awards available under the Director Equity Plan. These shares may be issued or transferred (a) upon the exercise of stock options or stock appreciation rights, (b) as restricted shares released from a substantial risk of forfeiture, (c) in payment of deferred shares, (d) in payment of other share-based awards, (e) in payment of stock and stock options in lieu of director fees or (f) in payment of dividend equivalents paid with respect to certain awards made under the Amended Director Equity Plan. Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

     Common shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of shares to a non-employee director shall be available for future awards under the Amended Director Equity Plan. Common shares withheld (or surrendered) in payment of the exercise price or taxes relating to an award shall be available for future awards under the Amended Director Equity Plan.

Grants under the Amended Director Equity Plan

     Stock Options. The board may, in its discretion, grant non-qualified stock options to non-employee directors, which entitle the director to purchase common shares at a price equal to their fair market value on the date of grant. No stock options may be exercised more than ten years from the date of grant. Each grant shall specify the period of continuous service that is necessary before the stock options become exercisable, and may provide for the earlier exercise of such stock options in the event of a change of control of the Company, retirement, death or disability of the optionee, or other similar transaction or event approved by the board. Each grant shall specify whether the option price shall be payable: (i) in cash, (ii) by the transfer to the Company of nonforfeitable, unrestricted shares of our common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that the board may deem appropriate or (iv) by any combination of the foregoing methods of payment.

     Stock Appreciation Rights. The board may, in its discretion, grant stock appreciation rights (“SAR”) to non-employee directors, which represent the right to receive from the Company an amount, determined by the board and expressed as a percentage (not exceeding 100%) of the difference between the base price established for the stock appreciation rights and the market value of the common shares on the date of exercise. Each stock appreciation right must have a base price that is equal to the fair market value of the common shares on the date of grant. Each grant must specify the period of continuous service that is necessary before the stock appreciation rights become exercisable, and may provide for the earlier exercise of such stock appreciation rights in the event of a change of control of the Company, retirement, death or disability of the non-employee director, or other similar transaction or event approved by the board. Any grant of appreciation rights may specify that the amount payable by the Company on exercise of the appreciation right may be paid in cash, in common shares or in any combination thereof, and may either grant to the recipient or retain in the committee the right to elect among those alternatives.

     Restricted Shares. The board may, in its discretion, grant restricted shares to non-employee directors. Restricted shares constitute an immediate transfer of ownership to the recipient in consideration of the performance of services. The non-employee director has dividend and voting rights on such shares. However, the board may require that all dividends or other distributions with respect to restricted shares during the restriction period be deferred and reinvested in additional restricted shares. Restricted shares must be subject to a “substantial risk of forfeiture”, within the meaning of Section 83 of the Internal Revenue Code, for a period to be determined by the board on the date of the grant. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the board on the date of grant for the period during which such forfeiture provisions are to continue. The board may provide for the earlier termination of the forfeiture provisions in the event of a change of control of the Company, retirement, death or disability of the non-employee director, or other similar transaction or event approved by the board. Unless otherwise provided by the board, all certificates evidencing restricted shares shall be held in the custody of the Company.

     Deferred Shares. The board may, in its discretion, grant deferred shares to non-employee directors. Deferred shares constitute an agreement to deliver common shares to the recipient in the future in consideration of the performance of services over a specified period, but subject to the fulfillment of such conditions as the board may specify. Prior to the delivery of such shares, the non-employee director has no right to transfer any rights under his or her award and no right to vote or receive dividends on the deferred shares. The board must fix a deferral period at the time of grant, and may provide for the earlier termination of the deferral period in the event of a change of control of the Company, retirement, death or disability of the non-employee director, or other similar transaction or event approved by the board. The board may authorize the payment of dividend equivalents on the deferred shares, in cash or common stock, on a current, deferred or contingent basis.

     Other Awards. The board may, in its discretion, grant other awards to non-employee directors that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the common shares. In addition, cash awards, as an element of or supplement to any other award granted under the Amended Director Equity Plan, may also be granted. Common shares may also be granted as a bonus or in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended Director Equity Plan or under other plans or compensatory arrangements.

     Voluntary Shares and Voluntary Options. Under the Amended Director Equity Plan, each non-employee director, prior to the commencement of the Company’s calendar year, may elect to have up to 100% of his or her fees for services as a director of the Company paid in the form of either common shares (“Voluntary Shares”) or options to purchase common shares (“Voluntary Options”) in lieu of cash. Such an election by the non-employee director must remain in force for the Company’s calendar year and any change in election made after the beginning of the calendar year will be effective for the following calendar year. The number of Voluntary Shares or Voluntary Options issued will be determined based on the market value of our common shares on the last day of the applicable calendar quarter. Any fractional shares resulting from this calculation will be disregarded and paid to the non-employee director in cash.

     Transferability. Awards granted under the Amended Director Equity Plan generally will not be transferable by a non-employee director other than by will or the laws of descent and distribution. Except as otherwise determined by the board, stock options and stock appreciation rights granted under the Amended Director Equity Plan shall be exercisable only during the non-employee director’s lifetime.

     Adjustments. The board may make or provide for adjustment in the common share and other limits of the Amended Director Equity Plan, and in the number of common shares covered by outstanding stock options, stock appreciation rights, deferred shares and other share-based awards, the prices per share applicable thereto and the kind of shares (including shares of another issuer), as the board in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of non-employee directors that would otherwise result from stock splits, stock dividends, recapitalizations and other similar events. In the event of any such transaction or event, the board may provide substitution for any or all of the outstanding awards under the Amended Director Equity Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

     Miscellaneous. Where the board has established conditions to the exercisability or retention of certain awards, the Amended Director Equity Plan allows the board to take action in its sole discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of the death, disability, or retirement of a non-employee director or in the case of hardship or other special circumstances. The board may permit non-employee directors to elect to defer the issuance of common stock or the settlement of awards in cash under the Amended Director Equity Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Amended Director Equity Plan. The board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. The Amended Director Equity Plan and any award granted under the Amended Director Equity Plan shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder, so that the taxation of a non-employee director is deferred until the non-employee director actually receives a payment or realizes a benefit expressly provided under the Amended Director Equity Plan and the applicable award.

     Amendment. The board of directors may at any time further amend the Amended Director Equity Plan; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the New York Stock Exchange shall not be effective unless and until such approval has been obtained. The board may not, without the further approval of the Company’s shareholders, authorize the amendment of any outstanding stock option or stock appreciation right to reduce the option price or base price. No stock option or stock appreciation right may be cancelled and replaced with awards having a lower option price or base price, respectively, without further approval of our shareholders.

     Termination. No grants under the Amended Director Equity Plan may be made after February 17, 2015, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the Amended Director Equity Plan.

Federal Income Tax Consequences

     The following is a brief summary of the federal income tax consequences of certain transactions under the Amended Director Equity Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences. As described above, the Amended Director Equity Plan and any awards granted under the Amended Director Equity Plan shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, new Section 409A of the Internal Revenue Code, to the extent applicable. The following summary assumes full compliance with this new Section 409A and, in the absence of final interpretative guidance, does not describe in detail the ramifications of this new provision with respect to awards under the Amended Director Equity Plan.

     Tax Consequences to Non-Employee Directors

     Non-qualified Stock Options. No income will be recognized by an optionee upon the grant of a non-qualified stock option. At the time of exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the common shares and the fair market value of the common shares, if unrestricted, on the date of exercise. At the time of a sale of common shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the common shares after the date of exercise will be treated as short-term or long-term capital gain (or loss) depending on the holding period.

     Stock Appreciation Rights. No income will be recognized by a non-employee director in connection with the grant of a SAR. When the SAR is exercised, the non-employee director will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

     Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by an amount, if any, paid by the non-employee director for the restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a non-employee director who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of receipt of the common shares will have taxable ordinary income on the date of receipt of the common shares equal to the excess of the fair market value of the common shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the non-employee director.

     Deferred Shares. Generally, no income will be recognized by a non-employee director upon the grant of deferred shares. The non-employee director of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such common shares are transferred to the non-employee director under the award (reduced by any amount paid by the non-employee director for such deferred shares), and the capital gains/loss holding period for such shares also will commence on such date.

     Other Share-Based Awards. The recipient of a share-based award other than an award described above generally will be subject to tax at ordinary income rates on the fair market value of the common shares on the date of grant of the share-based award, and the capital gains/loss holding period for such shares also will commence on such date.

     Voluntary Shares. Each non-employee director will recognize ordinary income on the fair market value of the common shares received, at the election of the non-employee director, in lieu of his director fees.

     Voluntary Options. The issuance and exercise of a Voluntary Option are taxed under the same tax rules generally applicable to nonqualified stock options as described above.

     Tax Consequences to the Company.

     To the extent that a non-employee director recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding deduction. However, the Company’s deduction is only permitted to the extent that the amount recognized as income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

Other Information

     The benefits or amounts to be awarded in the future under the Amended Director Equity Plan are not determinable at this time and it is not possible to determine the benefits or amounts which would have been received or allocated to eligible directors under the plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APRPOVAL OF THE NS GROUP, INC. AMENDED AND RESTATED DIRECTOR EQUITY PLAN.

ITEM 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP examined the financial statements of NS Group for the years ended December 31, 2004 and 2003 and the Audit Committee wishes to continue the services of this firm. A resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Deloitte & Touche LLP, as independent auditors, to examine the financial statements of NS Group for 2005, and to perform other appropriate accounting services. We have been advised that a representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if he or she desires and will be available to respond to shareholder questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

ITEM 4. OTHER MATTERS

     The board is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the shareholders should arise, the proxy committee will vote in accordance with its best judgment.

REPORT OF THE COMPENSATION COMMITTEE

Role of the Committee

     The Compensation Committee develops compensation policies for the Company and evaluates base salaries, annual bonus awards and stock-based compensation for the Chief Executive Officer and other executive officers. The Compensation Committee is comprised entirely of non-employee directors who are independent based on the New York Stock Exchange listing rules and our corporate governance guidelines. These governance guidelines, along with the Compensation Committee’s charter, are published on the corporate governance section of the Company’s website at www.nsgrouponline.com. The Compensation Committee is advised from time to time by an independent consultant retained directly by the Compensation Committee.

Compensation Policies

     The goal of our executive compensation program is to attract and retain highly qualified executives and to motivate them to maximize shareholder value. As a result, our compensation program is designed to provide a strong link between an executive’s total compensation and the Company’s short-term and long-term performance.

     In light of our overall objectives, the compensation package for each executive officer is comprised of three basic components: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual cash bonuses that are tied to the achievement of short-term Company and individual performance goals that are closely aligned with shareholder interests, and (iii) long-term stock-based incentive awards that align the interests of our executive officers and our shareholders.

     The second and third components of the compensation package represent our “pay-for-performance” philosophy, under which a significant portion of an executive officer’s total compensation is at risk and tied to both individual and Company performance. In this regard, the Compensation Committee believes that commensurate with an executive officer’s level of responsibility, a greater portion of his total compensation should be dependent upon Company performance, including stock price performance, rather than base salary.

Components of Compensation

     The principal components of each executive officer’s compensation package for the 2004 fiscal year are described below.

     Base Salary. Base salaries are reviewed at least annually. In establishing base salaries, the Compensation Committee evaluates each executive’s individual performance during the prior year, his level of responsibility and experience, the financial performance and resources of the Company, general economic conditions, and compensation policies and practices of our compensation peer group described below. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. As a result of this annual review, the Compensation Committee increased executive base salaries by an average of 5.3% in May 2004. The salaries of our executive officers were last increased in May 2002.

     Consistent with our pay-for-performance philosophy, the Compensation Committee has adopted a conservative policy of generally establishing base salaries for the executive officers at approximately the 25th percentile relative to the compensation peer group. The Compensation Committee generally assesses the compensation practices of the compensation peer group once every two to three years using an independent compensation consultant retained directly by the Committee. The last such complete assessment occurred in 2002. In the past, the compensation peer group has consisted of approximately 12 companies in the oilfield service industry, including our two direct competitors, Maverick Tube Corporation and Lone Star Technologies, Inc. Seven of these companies are included in the industry peer group used in the performance graph which is included in this Proxy under the title “Performance Graph”. When reviewing 2004 base salaries, the Compensation Committee considered the data contained in the most recent proxy statements of Maverick Tube Corporation and Lone Star Technologies, Inc.

     Annual Bonus. The annual bonus program is administered by the Compensation Committee under the Short-Term Incentive Plan, which was filed as an exhibit to our 2003 Form 10-K. The primary goal of the annual bonus program is to align executive cash compensation with the achievement of certain short-term performance goals that we believe enhance long-term shareholder returns.

     Under the bonus program, eligible executives receive a bonus opportunity each year expressed as a percentage of base salary. Target awards range from 30% to 60% of base salary, while maximum awards range from 100% to 180% of base salary, depending on the position of each executive and his level of responsibility within the organization. When establishing these bonus opportunities, the Compensation Committee considered bonus data from companies in our compensation peer group, described above. In general, the target bonus opportunity, when combined with base salary, is designed to deliver total cash compensation at or near the 60th percentile of total cash compensation paid to executives in our compensation peer group.

     The primary performance measure under the plan relates to the Company’s return on capital employed (“ROCE”). ROCE is measured each year and if it does not exceed 4%, then no bonus is paid. If ROCE equals 10%, then bonuses are calculated at target value. If ROCE equals 20% or more, then bonuses are calculated at maximum value. However, the total incentive pool for any year may not exceed the lesser of 10% of net income before bonus or $2 million.

     Each executive’s bonus calculation is comprised of two components: 80% of the calculation is based on ROCE and 20% is based on the executive’s achievement of individual performance objectives. The individual performance objectives typically relate to the achievement of measurable goals in the executive’s primary area of responsibility. Examples include safety, quality, cost reductions, increased liquidity, increased earnings, and operational improvements. The goals are designed to provide incentives for individual performance and may, in some cases, be dependent on general market conditions. As a result, the Compensation Committee modified certain of the individual performance measures during the year to reflect unexpected market conditions beyond the control of management.

     In 2004, the Company achieved ROCE of 61.6%, which exceeded the maximum level, and achievement levels for individual goals ranged from 50% to 100%. The resulting bonuses for our named executive officers are shown in the Summary Compensation Table included in this Proxy under “Compensation of Executive Officers”-“Summary Compensation”. On average, the annual bonuses for our named executive officers represented 58% of their total cash compensation for 2004. In 2003 the Company’s ROCE was less than 4% and therefore no bonuses were earned.

     Long-Term Stock-Based Compensation. Our long-term stock-based compensation program is designed to directly link our executives’ interests with our shareholders’ long-term interests and to create retention incentives.

     In lieu of stock options, the Compensation Committee granted restricted stock units to the executive officers in May 2004. Restricted stock units entitle our executives to receive a specified number of the Company’s common shares at a specified date. The restricted stock units generally vest in annual installments over a three-year period, contingent upon the executive officer’s continued employment with the Company. The Compensation Committee believes that the restricted stock units further enhanced our retention programs in 2004 and provided an incentive for our executive officers to increase shareholder value.

     The number of shares subject to each award of restricted stock units was set at a level intended to create a meaningful opportunity for stock ownership, expressed as a percentage of base salary. The value of the awards on the date of grant ranged from 20% to 40% of base salary, depending on the position of each executive and his level of responsibility within the organization. The Compensation Committee generally does not take into account the number of unvested options or other stock-based awards held by the executive officer when determining the number of shares subject to each award. The restricted stock units granted to our executive officers are set forth on the Summary Compensation Table included in this Proxy under “Compensation of Executive Officers”-“Summary Compensation”. These awards were granted under our Equity Plan, which was approved by our shareholders on May 12, 2004.

     The Compensation Committee views 2004 as a transition year for its long-term compensation program. In mid 2004, the Compensation Committee directly retained an independent compensation consultant to review and recommend changes to its long-term compensation program. In connection with this review, the Compensation Committee is considering many factors, including recent changes to the financial accounting treatment of certain equity-based awards, the practices of the companies in our peer compensation group, the incentive value of various types of awards, and the need to retain key talent. The Compensation Committee is continuing its review of a new long-term compensation program. Any amendment to the program will be reported in a Form 8-K.

     Other Benefits. In addition to the principal compensation components described above, our executive officers are entitled to participate in all health and welfare and retirement plans, perquisite, fringe benefit and other arrangements generally available to other salaried employees. Certain executive officers are also entitled to receive reimbursement for professional fees, such as financial counseling and tax preparation services, up to a maximum of $5,000 depending on the executive’s position in the Company, an automobile stipend of up to $15,000 depending on the executive’s position in the Company, country club and business club memberships for business-related entertaining, and an annual physical. Finally, our executive officers are covered by salary continuation agreements and change of control agreements that are described in this Proxy under “Compensation of Executive Officers”-“Summary Compensation”- “Salary Continuation Agreements” and “Change of Control Agreements”.

Compensation of the Chief Executive Officer

     The Compensation Committee followed the same policies and philosophy described above in determining the compensation of Mr. René Robichaud, the Company’s President and Chief Executive Officer. The principal components of Mr. Robichaud’s compensation are described below.

     Employment Agreement. Mr. Robichaud is subject to an employment agreement with the Company that expires in February 2006. The term of the employment agreement is automatically extended for successive one-year periods unless either the Company or Mr. Robichaud provides written notice of intent not to extend the term at least 180 days before the expiration of the extended term.

     Under the employment agreement, Mr. Robichaud is entitled to an annual base salary of no less than $380,000 and is eligible to participate in an annual bonus plan with a bonus opportunity of no less than 100% of base salary. He is also entitled to receive certain welfare and retirement benefits, business expense reimbursements, and certain fringe benefits, such as an automobile stipend of $15,000 per year and country club dues. In the event that the Company terminates the employment agreement without cause, or in the event that Mr. Robichaud dies or becomes disabled during the term of the Agreement, the Company is obligated to pay Mr. Robichaud’s base salary, bonus and fringe benefits for the greater of (i) two years following the date of such termination or (ii) until the end of the then current term of the agreement. Moreover, not less than 60% of his outstanding stock options would become vested. Following termination of his employment for any reason, Mr. Robichaud is subject to a non-competition agreement for one year following such termination.

     Base Salary. Mr. Robichaud’s base salary had not been increased since May 2002. In 2004, Mr. Robichaud’s base salary was increased 2.87%, from $390,775 to $402,000. In recommending this increase, the Compensation Committee considered Mr. Robichaud’s contribution to the Company’s performance, including operating cost improvements, improvements in the Company’s financial leverage and liquidity position and favorable results in the Company’s safety and environmental performance.

     Annual Bonus. For 2004, Mr. Robichaud’s target bonus opportunity was 60% of base salary and his maximum bonus opportunity was 180% of base salary. As with the other executive officers, 80% of his bonus calculation was based on the achievement of a specified ROCE level and 20% of the calculation was based on the extent to which his direct reports achieved their individual performance goals. In 2004, the Company achieved ROCE of 61.6%, which exceeded the maximum level, and Mr. Robichaud achieved all of his individual goals. As a result, he earned a bonus equal to 180% of his base salary for 2004, or $715,852. This bonus represented 64% of Mr. Robichaud’s total cash compensation for 2004. In 2003 the Company’s ROCE was less than 4% and therefore Mr. Robichaud did not earn a bonus.

     Long-Term Stock-Based Compensation. In 2004, Mr. Robichaud received a grant of restricted stock units covering 13,400 shares, with a value at the date of grant of approximately 40% of his base salary. The Compensation Committee believes that equity based awards strengthen the link between Mr. Robichaud’s total compensation and the long-term performance of the Company, creates retention incentives, and ensures that, together with the annual bonus program, a significant portion of his total compensation is tied to the performance of the Company.

     Other Benefits. In addition to participating in all retirement plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other salaried employees, Mr. Robichaud receives the following additional fringe benefits: reimbursement of up to $5,000 for financial counseling and tax preparation services; a $15,000 automobile stipend; country club and business club memberships for business-related entertaining and; an annual physical exam.

     In addition to the compensation components described above, Mr. Robichaud is subject to a change of control agreement described in this Proxy under “Compensation of Executive Officers”-“Summary Compensation”- “Salary Continuation Agreements” and “Change of Control Agreements”.

Policy Regarding Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation in excess of $1 million paid to a public company’s chief executive officer or any of its four most highly compensated officers. Certain performance-based compensation, however, is exempt from this deduction limitation.

     The Compensation Committee periodically evaluates the tax impact of the Company’s executive compensation arrangements in light of the Company’s overall compensation philosophy. Prior to 2004, Section 162(m) did not impact the Company because no executive officer received compensation in excess of $1 million. During 2004, however, two executive officers received compensation in excess of $1 million, primarily as a result of the exercise of stock options granted in prior years.

     The Compensation Committee anticipates that Section 162(m) may continue to impact the Company in the future. As a result, in May 2004 the Company adopted and the shareholders approved the Equity Plan, which is structured so that certain awards granted under that plan, such as stock options and other performance-based awards, will qualify for the performance-based compensation exception and will not be subject to the $1 million deduction limit. From time to time, however, the Compensation Committee may award compensation that is not fully deductible if it determines that such awards are consistent with its compensation philosophy and in best interests of the Company and its shareholders.

This report has been furnished by:

The Compensation Committee of the Board of Directors

Gary L. Kott (Chairman)
J. C. Burton
Patrick J. B. Donnelly
George A. Helland, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

     The following table shows compensation awarded to, earned by, or paid to the chief executive officer and all of the Company’s executive officers during 2004 for services rendered to NS Group.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards	Options/SARs	Compensation
Principal Position	Year	($)	($)	($)(1)	($)(2)	(#)	($)(3)
René J. Robichaud	2004	397,695	715,852	—	162,140	—	32,690
President and	2003	388,186	—	—	—	25,000	25,190
Chief Executive Officer	2002	388,141	—	—	—	50,000	24,857

Thomas J. Depenbrock	2004	189,508	274,786	—	52,030	—	21,073
Vice President – Finance,	2003	182,340	—	—	—	10,000	20,731
Secretary, Treasurer and	2002	180,290	—	—	—	20,000	20,523
Chief Financial Officer

Thomas L. Golatzki	2004	163,954	163,954	—	33,880	—	6,228
Vice President –	2003	159,444	—	—	—	5,000	6,138
Engineering, Energy and	2002	158,535	—	—	—	10,000	5,874
Materials

Frank J. LaRosa II	2004	166,085	149,476	—	33,880	—	5,036
Vice President – Human	2003	161,766	—	—	—	5,000	5,075
Resources and	2002	159,803	—	—	—	10,000	5,036
Information Services

Robert L. Okrzesik (4)	2004	178,461	232,000	—	49,610	—	5,677
Vice President – Sales and	2003	166,708	—	—	—	10,000	5,303
Marketing	2002	157,415	4,975	26,025	—	—	5,217

Thomas J. Weber (5)	2004	178,461	232,000	24,853	49,610	—	8,872
Vice President –	2003	166,708	—	—	—	10,000	5,752
Manufacturing	2002	160,757	5,550	82,805	—	—	5,633

(1)	The amount for Mr. Okrzesik in 2002 consists of relocation expenses of $22,023 and tax reimbursements of $4,002. The amount for Mr. Weber in 2004 consists of relocation expenses of $21,079 and tax reimbursements of $3,774. The amount for Mr. Weber in 2002 consists of relocation expenses of $54,764 and tax reimbursements of $28,041.

(2)	Restricted stock units (“RSU’s”) were awarded to the named executives in 2004. The RSU’s vest in equal annual increments over three years. A total of 31,500 shares were awarded in 2004. The number and value of aggregate RSU’s of each of the named executives as of December 31, 2004 were: Mr. Robichaud, 13,400 shares ($372,520); Mr. Depenbrock, 4,300 shares ($119,540); Mr. Golatzki, 2,800 shares ($77,840); Mr. LaRosa, 2,800 shares ($77,840); Mr. Okrzesik, 4,100 shares ($113,980); Mr. Weber, 4,100 shares ($113,980). The value of the RSU’s is determined by multiplying the total shares held by each named executive by the closing price on the New York Stock Exchange on December 31, 2004 ($27.80). Upon a change in control, or the death or disability of the named executive, all conditions and restrictions on the RSU’s will immediately lapse.

(3)	NS Group has purchased disability insurance policies for the benefit of certain of its employees, including the executive officers. In the event an insured is disabled for more than 60 days, he will be paid an amount ranging from 19% to 35% of his current base salary during the term of such disability up to age 65. NS Group paid premiums in 2004, 2003 and 2002 as follows: Mr. Robichaud — $6,190, $6,190, $6,190; Mr. Depenbrock — $2,116, $1,783, $1,783; Mr. Golatzki - $2,949, $2,949, $2,949; Mr. LaRosa — $1,840, $1,840, $1,840; Mr. Okrzesik, $1,969, $1,969, $1,969; and Mr. Weber — $2,418, $2,418, $2,418; respectively.

All Other Compensation also includes Company matching contributions to the NS Group Inc. Salaried Retirement Savings Plan for 2004, 2003 and 2002 as follows: Mr. Robichaud — $6,500, $4,000, $3,667; Mr. Depenbrock — $3,957, $3,948, $3,740; Mr. Golatzki - $3,279, $3,189, $3,171; Mr. LaRosa — $3,196, $3,235, $3,196; Mr. Okrzesik — $3,000, $3,334, $3,248; and Mr. Weber — $3,569, $3,334, $3,215. Further, All Other Compensation includes automobile allowances for 2004, 2003 and 2002 as follows: Mr. Robichaud — $15,000 for each year; Mr. Depenbrock — $15,000 for each year; and Mr. Weber — $2,885 for 2004.

(4)	Mr. Okrzesik was promoted to Vice President – Sales and Marketing in June 2002.

(5)	Mr. Weber was promoted to Vice President – Manufacturing in September 2002.

Aggregated Option/SAR Exercises in 2004 and Year-end Option/SAR Values

     The following table sets forth for each of the named executive officers the value realized from stock options exercised during 2004 and the number and value of exercisable and unexercisable stock options held at December 31, 2004.

	Shares		Number of Shares of		Value of Unexercised
	Acquired on	Value	Underlying Unexercised		In-the-Money
	Exercise	Realized	Options/SAR’s at 12/31/04		Options/SAR’s at 12/31/04 (1)
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
René J. Robichaud	375,000	$4,262,842	241,063	33,337	$4,766,230	$664,490
Thomas J. Depenbrock	58,000	574,333	165	13,335	3,249	265,800
Thomas L. Golatzki	22,433	194,361	22,800	6,667	261,240	132,890
Frank J. LaRosa II	35,933	378,007	—	8,667	—	161,615
Robert L. Okrzesik	17,333	160,027	9,800	6,667	99,715	132,207
Thomas J. Weber	29,833	237,289	—	6,667	—	132,207

(1)	In-the-Money Options/SARs are those in which the fair market value of the underlying securities at year-end exceeds the exercise price of the option or SAR.

Salary Continuation Agreements

     The Company has entered into salary continuation agreements with certain officers of the Company, including the named executive officers listed below, which provide for non-qualified pension benefits to those officers. The agreements provide payment upon retirement at or after age 62 of an amount equal to 50% of the officer’s then current salary for life, with payments for a minimum of 10 years either to the participant or their spouse. The officers also receive health benefits until age 65. These benefits do not vest until retirement, at which time they vest 100%. In addition, concurrent with a change of control, the present value of the amount that is sufficient to pay each participant or beneficiary the benefits to which participants or their beneficiaries would be entitled pursuant to the terms of the salary continuation agreement, would be required to be contributed to a trust by the Company.

     The estimated annual benefits payable upon retirement for each of the named executive officers are as follows: Mr. Robichaud — $201,000; Mr. Depenbrock — $96,500; Mr. Golatzki — $83,000; Mr. LaRosa — $84,000; Mr. Okrzesik — $92,500 and Mr. Weber — $92,500. The estimated amounts were calculated using the officer’s salary at December 31, 2004 and an assumption of no increase in compensation.

Change of Control Agreements

     NS Group has entered into change of control severance agreements with Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik and Weber. These agreements provide that if, during the three year period following a “change of control,” the executive’s employment is terminated other than for cause, or the executive terminates his employment for good reason, then the executive will receive a defined payment, certain medical, dental, life and disability insurance benefits and outside assistance in finding other employment. Payments to Mr. Robichaud would be the aggregate of three times the amount of his then current base salary and three times the average amount of his bonus payments in the prior five years, plus a pro rata portion of his current year bonus. The payments to Messrs. Depenbrock, Golatzki, LaRosa, Okrzesik and Weber would be the aggregate of two times the amount of their then current base salary and two times the average amount of their bonus payments in the prior five years, plus a pro rata portion of their current year bonus. In these agreements, each executive also agrees not to divulge confidential information or be employed by a competitor, or to solicit any present or prospective executive employee of NS Group to be employed by a competitor.

Compensation Committee Interlock and Insider Participation

     The Compensation Committee is composed of Messrs. Burton, Donnelly, Helland, and Kott, none of whom has served as an officer or employee of NS Group.

PERFORMANCE GRAPH

     The graph below compares NS Group’s cumulative total shareholder return from December 31, 1999 through December 31, 2004 with the cumulative total return for the same period measured by the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 600 Oil and Gas Equipment & Services Index. The graph assumes $100 invested on December 31, 1999 in NS Group’s common stock, the Standard & Poor’s 500 Composite Index, and the Standard & Poor’s 600 Oil and Gas Equipment and Services Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. C. R. Borland and P. C. Borland, Jr. receive annual payments of $196,875 and $108,000, respectively, under deferred compensation agreements entered into when they were employees of the Company. Mr. C. R. Borland retired in January 2001 and Mr. P. C. Borland, Jr. retired in 1998. This annual benefit is payable for life, with a minimum of 10 years, to either the program participant or their spouse.

SHAREHOLDER PROPOSALS

     Pursuant to the applicable rules under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2006 proxy statement. Proposals of shareholders intended to be presented at the 2006 annual meeting must be received by NS Group by November 12, 2005, for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the 2006 proxy statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities regulations.

     In order for a shareholder to bring a proposal before a meeting of shareholders, the shareholder must give timely notice of such proposal to the Secretary of the Company including a brief description of the proposal, the name and address of the shareholder(s) making the proposal and the class and number of shares of the Company owned by the proposing shareholders. In order to be timely, such notice must be given not less than 90, nor more than 120, days before the meeting (but if NS Group gives less than 100 days notice or prior public disclosure of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made).

     In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be given to NS Group in advance of the meeting. The shareholder filing the notice of nomination must include various information regarding the nominee, including matters such as name, address, occupation and shares held. Ordinarily, such notice must be given not less than 90, nor more than 120, days before the meeting (but if NS Group gives less than 100 days notice or prior public disclosure of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The shareholder filing the notice of nomination must describe various matters regarding the nominee, including matters such as name, address, occupation and shares held. In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons for such business, and other specified matters.

     These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

     In each case, the notice must be given to the Secretary of NS Group, whose address is 530 West Ninth Street, Newport, Kentucky 41071.

     Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Secretary.

By Order of the Board of Directors,

/s/Thomas J. Depenbrock
Thomas J. Depenbrock	Newport, Kentucky
Vice President and Secretary	March 7, 2005

Exhibit A

NS GROUP, INC.
NON-EMPLOYEE DIRECTOR EQUITY PLAN
(Amended and Restated Effective February 17, 2005)

     1. Purpose of the Plan. The purpose of this Plan is to attract and retain qualified individuals to serve as non-employee members of the board of directors of NS Group, Inc. (the “Company”) and to provide such persons with appropriate incentives. The Company has amended and restated the Plan effective as of February 17, 2005, subject to the approval of the Company’s stockholders.

     2. Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

     “Accounting Period” means each calendar quarter of the Company, such quarters beginning on January 1, April 1, July 1 and October 1 of each year.

     “Affiliate” of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a 5 percent or greater voting or economic interest or the power to control. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any other country or jurisdiction where awards are granted under the Plan.

     “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

     “Award” means any award of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Voluntary Option Rights, Voluntary Shares or other awards granted pursuant to Section 8 of this Plan.

     “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

     “board” means the Board of Directors of the Company.

     “Calendar Year” means the period beginning on January 1 of each year and ending on December 31 of each year.

     “Change in Control” shall mean:

     (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (“Group of Persons”) other than a Person described in clause (i) of the definition of Affiliate;

     (ii) the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined Voting Power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

     (iii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

     (iv) a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3) under the Exchange Act (“Beneficial Owner”) of securities of the Company representing 30% or more of the combined Voting Power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or

     (v) a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the board such that such nominees, when added to any existing director remaining on the board after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the board; provided that the Person or Group of Persons referred to in clauses (i), (iv) and (v) shall not mean Clifford Borland or any Group of Persons with respect to which Clifford Borland is the Beneficial Owner of the majority of the voting equity interests;

     provided, however, that such definition shall be deemed modified to the extent required under Section 15(j) of this Plan.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Shares” means the Common Stock of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

     “Date of Grant” means the date specified by the board on which a grant of an Award shall become effective.

     “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

     “Deferred Shares” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

     “Director” means a member of the board of directors of the Company.

     “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the board which sets forth the terms and conditions of an Award. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the board, need not be signed by a representative of the Company or a Non-Employee Director.

     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

     “Fees” means (i) the portion of a Non-Employee Director’s annual compensation that is payable without regard to the number of board or committee meetings attended or committee positions held, as determined by the board from time to time, and (ii) the portion of a Non-Employee Director’s compensation that is payable with regard to the number of board or committee meetings attended, or committee positions held, as determined by the board from time to time.

     “Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share as reported on the principal exchange on which Common Shares are then trading, if any, or, if applicable, the NASDAQ National Market System, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the board.

     “Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

     “Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

     “Option Price” means the purchase price payable on exercise of an Option Right.

     “Option Right” means the right to purchase Common Shares from the Company upon the exercise of a nonqualified stock option granted pursuant to Section 4 or 9 of this Plan.

     “Participation Agreement” means the agreement submitted by a Non-Employee Director to the Secretary of the Company pursuant to which a Non-Employee Director may elect to receive all or any portion of his or her Fees in the form of Voluntary Shares or Voluntary Option Rights for a specified period in the future.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act.

     “Plan” means this NS Group, Inc. Non-Employee Director Equity Plan, as amended from time to time.

     “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

     “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the per share Base Price provided for in such Appreciation Right.

     “Subsidiary” means a corporation, company or other entity which is designated by the board and in which the Company has a direct or indirect ownership or other equity interest.

     “Voluntary Option Rights” has the meaning set forth in Section 9(a).

     “Voluntary Shares” has the meaning set forth in Section 9(a).

     “Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).

     3. Shares Available Under the Plan.

     a. Subject to adjustment as provided in Section 3(b) and Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) in payment of Deferred Shares, (iv) in payment of awards granted under Section 8 of the Plan, (v) as Voluntary Shares or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 200,000 Common Shares, plus any shares described in Section 3(b). Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

     b. The board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of Common Shares available in Section 3(a) above or otherwise specified in the Plan or in any award granted hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an award. Common Shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Shares to the Non-Employee Director will again be available for awards, and Common Shares withheld in payment of the exercise price or taxes relating to an award and Common Shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute Common Shares not delivered to the Non-Employee Director and shall be deemed to again be available for awards under the Plan.

     4. Option Rights. The board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights. Option Rights granted pursuant to this Section 4 shall be nonqualified stock options. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

     a. Each grant shall specify the number of Common Shares to which it pertains, subject to adjustments as provided in Section 11 of this Plan.

     b. Each grant shall specify an Option Price per share, which shall be equal to the Market Value per Share on the Date of Grant.

     c. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, on such basis as the board may determine, (iii) in any other legal consideration that the board may deem appropriate, on such basis as the board may determine, or (iv) by a combination of such methods of payment.

     d. Successive grants may be made to the same Non-Employee Director whether or not any Option Rights previously granted to such Non-Employee Director remain unexercised.

     e. Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control, retirement, death or disability of the Optionee or other similar transaction or event as approved by the board.

     f. No Option Right shall be exercisable more than 10 years from the Date of Grant.

     g. Each grant of Option Rights shall be evidenced by an Evidence of Award which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the board may approve.

     5. Appreciation Rights. The board may authorize the granting to any Non-Employee Director of Appreciation Rights. An Appreciation Right shall be a right of the Non-Employee Director to receive from the Company an amount determined by the board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

     a. Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Non-Employee Director or retain in the board the right to elect among those alternatives.

     b. Each grant shall specify a Base Price, which shall be equal to the Market Value per Share on the Date of Grant.

     c. Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the board at the Date of Grant.

     d. Successive grants of Appreciation Rights may be made to the same Non-Employee Director regardless of whether any Appreciation Rights previously granted to the Non-Employee Director remain unexercised.

     e. Each grant of Appreciation Rights shall specify the period or periods of continuous service by the Non-Employee Director with the Company that is necessary before the Appreciation Right or installments thereof will become exercisable and may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control, retirement, death or disability of the Non-Employee Director or other similar transaction or event as approved by the board.

     f. No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

     g. Each grant of Appreciation Rights shall be evidenced by an Evidence of Award which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the board may approve.

     6. Restricted Shares. The board may authorize the grant or sale of Restricted Shares to Non-Employee Directors. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

     a. Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Non-Employee Director in consideration of the performance of services, entitling such Non-Employee Director to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

     b. Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period determined by the board at the Date of Grant, and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control, retirement, death or disability of the Non-Employee Director or other similar transaction or event as approved by the board.

     c. Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

     d. Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

     e. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Non-Employee Director that is less than Market Value per Share at the Date of Grant.

     f. Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the board may approve. Unless otherwise directed by the board, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Non-Employee Director in whose name such certificates are registered, endorsed in blank and covering such Shares.

     7. Deferred Shares. The board may also authorize the grant or sale of Deferred Shares to Non-Employee Directors. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

     a. Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Non-Employee Director in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the board may specify.

     b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Non-Employee Director that is less than the Market Value per Share at the Date of Grant.

     c. Each such grant or sale shall be subject to a Deferral Period as determined by the board at the Date of Grant, and may provide for the earlier lapse or other modification of such Deferral Period in the event of a Change in Control, retirement, or death or disability of the Non-Employee Director or other similar transaction or event as approved by the board.

     d. During the Deferral Period, the Non-Employee Director shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

     e. Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the board may approve.

     8. Other Awards.

     a. The board is authorized, subject to limitations under applicable law, to grant to any Non-Employee Director such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the board, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Company. The board shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 8 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the board shall determine.

     b. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 8 of the Plan.

     c. The board is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the board.

     9. Voluntary Shares and Voluntary Option Rights. Each Non-Employee Director shall be eligible to elect to receive Common Shares or Option Rights in accordance with the following provisions:

     a. Prior to the commencement of the Company’s Calendar Year (or by such other date as may be specified by the board), a Non-Employee Director may elect, by the filing of a Participation Agreement, to have up to 100 percent of his or her Fees paid by the Company in the form of either (i) Common Shares (the “Voluntary Shares”) in lieu of a cash payment or (ii) Option Rights (the “Voluntary Option Rights”) in lieu of a cash payment, but not both. Such Participation Agreement must be filed as a one-time election for the applicable Calendar Year. Unless the Non-Employee Director revokes or changes such election by filing a new Participation Agreement by the due date therefor specified in this Section 9(a), such election shall apply to a Non-Employee Director’s Fees for each subsequent Calendar Year. Once an election has been terminated, another election may not be made effective until the commencement of the next subsequent Calendar Year unless the board shall have otherwise provided.

     b. No later than ten (10) days following the end of an Accounting Period, the Company shall issue to each Non-Employee Director who has made an election to receive Voluntary Shares under Section 9(a), a number of Voluntary Shares for the prior Accounting Period equal to (i) the amount of such Non-Employee Director’s Fees for such Accounting Period that such Non-Employee Director has elected to receive as Voluntary Shares, divided by (ii) the Market Value per Share on the last day of the Accounting Period. To the extent that the application of the foregoing formula would result in the issuance of fractional Common Shares, any such fractional shares shall be disregarded, and the remaining amount of the Fees shall be paid in cash.

     c. No later than ten (10) days following the end of an Accounting Period, the Company shall issue to each Non-Employee Director who has made an election to receive Voluntary Option Rights under Section 9(a), Option Rights to purchase a number of Common Shares (subject to adjustment as provided in Section 11 of this Plan) equal to (i) the amount of such Non-Employee Director’s Fees for such Accounting Period that such Non-Employee Director has elected to receive as Voluntary Option Rights, divided by (ii) the value, on the last day of the Accounting Period, of an Option Right to purchase one Common Share. To the extent that the application of the foregoing formula would result in Option Rights to purchase fractional Common Shares, any such fractional shares shall be disregarded, and the remaining amount of the Fees shall be paid in cash. The Option Rights granted under this Section 9 shall be subject to the terms of Section 4 hereof and shall be fully vested at all times. The board shall have the sole responsibility for calculating the value of an Option Right to purchase one Common Share, which calculation shall be final and binding for all purposes and shall be made in accordance with the Company’s regular financial accounting practices.

     10. Transferability. Except as otherwise determined by the board, no Option Right, Appreciation Right, Restricted Shares, Deferred Shares, Voluntary Option Rights or other derivative security granted under the Plan shall be transferable by a Non-Employee Director other than by will or the laws of descent and distribution. Except as otherwise determined by the board, Option Rights and Appreciation Rights shall be exercisable during the Non-Employee Director’s lifetime only by him or her or by his or her guardian or legal representative.

     11. Adjustments. The board may make or provide for such adjustments (i) in the numbers of Common Shares covered by outstanding Awards granted hereunder, (ii) in the Option Price and Base Price, and (iii) in the kind of shares covered thereby, as the board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Non-Employee Directors that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11.

     12. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The board may provide for the elimination of fractions or for the settlement of fractions in cash.

     13. Withholding Taxes. The Company shall have the right to deduct from any payment or benefits realized under this Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the recipient make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the board) may include relinquishment of a portion of such benefit. The Company and a Non-Employee Director or other recipient may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

     14. Administration of the Plan. This Plan shall be administered by the board (or a subcommittee thereof). A majority of the board (or subcommittee) shall constitute a quorum, and the action of the members of the board (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the board (or subcommittee).

     The interpretation and construction by the board of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award, including a Participation Agreement, and any determination by the board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the board shall be liable for any such action or determination made in good faith.

     15. Amendments and Other Matters. The board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without shareholder approval. Without limiting the generality of the foregoing, the board may amend this Plan to eliminate provisions which are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

     The board shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, without further approval of the shareholders of the Company. This Section 15(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and shall not be construed to prohibit the adjustments provided for in Section 11 of this Plan.

     The board also may permit Non-Employee Directors to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

     This Plan shall not confer upon any Non-Employee Director any right with respect to continuance of service with the board and shall not interfere in any way with any right that the Company or its stockholders would otherwise have to terminate any Non-Employee Director’s service at any time.

     In case of termination of service by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Non-Employee Director who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any other awards made pursuant to

Section 8 subject to any vesting schedule or transfer restriction, the board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture, vesting condition or prohibition or restriction on transfer will lapse, or the time when such Deferral Period will end. In addition, the board may waive any other limitation or requirement under any award described in the preceding sentence.

     If a Non-Employee Director becomes an employee of the Company or any Subsidiary while continuing to serve as a Director, that fact alone shall not result in a termination of service from the board or otherwise impair the rights such Director may have under this Plan, including, without limitation, the rights such Director may have under any Award outstanding under this Plan, but such Director shall no longer be eligible to receive any further Awards under this Plan.

     Subject to Section 17, this Plan shall continue in effect until the date on which all Common Shares available for issuance or transfer under this Plan have been issued or transferred and the Company has no further obligation hereunder.

     This Plan and each Evidence of Award shall be governed by the laws of the Commonwealth of Kentucky, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

     If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

     Notwithstanding any other provision herein, and to the extent applicable, this Plan and any Award shall be construed, administered, and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations or other guidance issued thereunder, so that the taxation of a Non-Employee Director is deferred until the Non-Employee Director actually receives a payment or realizes a benefit expressly provided under this Plan and the applicable Award. Any provision that would cause the Plan or an Award to fail to satisfy the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder shall have no force and effect until amended to comply with such requirements (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the board without the consent of the Non-Employee Director). Such provision, however, shall remain in effect for other Awards and there shall be no further effect on any provision of this Plan.

     Neither a Non-Employee Director nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Non-Employee Director shall have only a contractual right to an award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

     16. Applicable Laws. The obligations of the Company with respect to awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the board determines may be required.

     17. Termination. No grant shall be made under this Plan more than 10 years after the date on which this amendment and restatement of the Plan is adopted by the board, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

[END OF DOCUMENT]

Exhibit B

NS Group, Inc. Director Independence Standards

     In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with NS Group, Inc. (the “Company”). The Board has established the following guidelines to assist it in determining Director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:

1.	The Director was not employed by the Company, and no immediate family member of the Director was employed by the Company as an executive officer, within the preceding three years;

2.	The Director was not affiliated with or employed by the Company’s independent auditor, and no immediate family member of the Director was affiliated with or employed in a professional capacity by the Company’s independent auditor, within the preceding three years;

3.	The Director was not employed by, and no immediate family member of the Director was employed as an officer by, another company for which any executive officer of the Company served as a member of such other company’s compensation committee within the preceding three years;

4.	Neither the Director, nor any member of the Director’s immediate family received during any of the Company’s last three fiscal years direct compensation in excess of $100,000 from the Company other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to the Company, compensation received by an immediate family member for service as a non-executive officer of the Company, and compensation received by an immediate family member for service as a non-executive officer of the Company;

5.	If the Director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another organization that does business with the Company, the annual sales to, or purchases from, the Company by such company in each of the last three fiscal years were less than the greater of 2% of the annual revenues of such company, or $1,000,000;

6.	If the Director is an executive officer of another organization which is indebted to the Company, or to which the Company is indebted, the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company the Director serves as an executive officer;

7.	If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to the Company, any member of the Company’s senior management or any immediate family member of a member of the Company’s senior management, the amount of such payments is less than the greater of 2% of such firm’s annual revenues or $1,000,000 during the Company’s current fiscal year;

8.	If the Director is a partner, principal or counsel in a law firm that provides professional services to the Company, the amount of payments for such services in each of the last three fiscal years is less than the greater of 2% of such law firm’s annual revenues, or $1,000,000;

9.	If the Director serves as an officer, director or trustee of a charitable organization to which the Company makes contributions: (i) the Company’s discretionary contributions to such organization are less than the greater of 2% of such organization’s total annual charitable receipts, or $1,000,000; (ii) the Company’s contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or (iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made “on behalf of” a Director;

10.	The Director’s ownership of Company stock, direct or indirect, is less than 20% of the total outstanding Company stock;

11.	If the Director is affiliated with, or provides services to, an entity in which the Company has an ownership interest, such ownership interest is less than 20%; and

12.	Any other relationship between the Director and the Company not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of the Company.

If any relationship exists between the Company and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

Detach above card, sign, date and mail in postage paid envelope provided.

NS GROUP, INC.
530 West Ninth Street
Newport, Kentucky 41071

This Proxy when properly executed will be voted in the manner directed herein by the above signed shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 and 3.

Please sign exactly as name (or names) appears on this card. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

REVOCABLE PROXY
NS GROUP, INC.

☑ Please mark votes as in this example

ANNUAL MEETING OF SHAREHOLDERS MAY 11, 2005

The undersigned hereby appoints Thomas J. Depenbrock and James J. Crowe or either of them as Proxies (acting by a majority or, if one be present, then that one shall have all of the powers hereunder), each with full power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote as designated below, all the shares of common stock of NS Group, Inc. held of record by the undersigned on March 4, 2005, at the Annual Meeting of Shareholders to be held on May 11, 2005, or at any adjournment, or adjournments thereof.

Item 1. Election of seven (7) directors to a one year term.

FOR	WITHHOLD	FOR ALL EXCEPT

Clifford R. Borland	David A.B. Brown	Patrick J.B. Donnelly
George A. Helland, Jr.	J.C.Burton	René J. Robichaud
John F. Schwarz

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

Item 2. Approve the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan.

FOR	AGAINST	ABSTAIN

Item 3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2005.

FOR	AGAINST	ABSTAIN

The Board of Directors Recommend a Vote “FOR” all nominees in Item 1 and “FOR” Items 2 and 3.

Please check box if you plan to attend the meeting ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please be sure to sign and date this Proxy in the box below

Date:

Shareholder sign above	Co-holder (if any) sign above